Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Genworth Life and Annuity Insurance Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-67902, 333-69620, and 333-69786) on Form S-1 and (No. 333-128718) on Form S-3 of Genworth Life and Annuity Insurance Company and subsidiaries of our reports dated March 12, 2007, with respect to the consolidated balance sheets of Genworth Life and Annuity Insurance Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, the effectiveness of internal control over financial reporting as of December 31, 2006 and to the reference to our firm under the heading “Selected Financial Data,” which reports and reference appear in the December 31, 2006, annual report on Form 10-K of Genworth Life and Annuity Insurance Company.

Our reports on the consolidated financial statements and schedules dated March 12, 2007 refer to a change in accounting for certain nontraditional long-duration contracts and separate accounts in 2004.

/s/    KPMG LLP

Richmond, Virginia

March 12, 2007